Exhibit 10.46

AGREEMENT AND GENERAL RELEASE

CuraGen Corporation (hereinafter “CuraGen” or the “Company”) and Elizabeth A. Whayland, her heirs, executors, administrators, successors, and assigns (hereinafter collectively referred to as “Employee”), agree that:

1. Separation from Service. Employee shall provide services to CuraGen without reduction in compensation or benefits through December 31, 2007 and shall separate from service on January 1, 2008, which shall be her last day of employment with CuraGen (the “Separation from Service Date”). For purposes of this Agreement, the term “Separation from Service” shall have the same meaning as that accorded the term under the default rule contained in Treasury Regulation Section 1.409A-l(h)(l)(ii).

2. Eligibility Requirements. Employee is eligible for severance and other benefits based on her Employment Agreement entered into on or about September 1, 2006 (“Employment Agreement”).

3. Time Limits. In order to receive the benefits offered under the Employment Agreement and any other benefits outlined below, Employee must sign and return this Agreement to Nathalie Richard, Director of Human Resources, before the expiration of the 21 day consideration period ending on January 22, 2008. Once this period of time expires, Employee will not be permitted to elect to receive severance benefits in connection with the Employment Agreement.

4. Consideration. In consideration for Employee signing this Agreement and General Release and complying with it and the terms of her Employment Agreement, CuraGen agrees upon the Separation from Service Date:

a)	To pay to Employee the lump sum amount of $223,660 less applicable taxes and withholdings, solely on account of involuntary severance as soon as administratively practicable following satisfaction of the conditions for payment specified in paragraph 3 and 4.c., but no later than sixty days after the Separation from Service Date.

b)	If Employee properly and timely elects to continue coverage under the Company’s group health plan in accordance with the plan’s COBRA continuation requirements, CuraGen will cause the cost of COBRA coverage for the Employee (and her eligible covered dependents) to be adjusted such that the Company shall pay premiums at the same percentage as if the Employee were still then actively employed for a period commencing on the Employee’s Separation from Service Date, and ending on the earlier of either January 31, 2009, or the date on which the Employee becomes eligible to participate in any other employer sponsored group health plan, all as provided under Paragraph 11(C) of the Employment Agreement. Thereafter, Employee shall be entitled to continue such COBRA coverage for the remainder of the COBRA period at her own expense.

c)	The salary continuation and other benefits payable to Employee are conditioned upon the occurrence of the following: 1) the Company’s receipt of Employee’s executed Agreement and General Release; 2) the expiration of the seven day revocation period set forth below; and 3) the Company’s receipt of the letter signed by Employee in the form attached hereto as Exhibit A more than seven (7) calendar days after the execution of the Agreement and General Release.

d)	In the event that a Change in Control (as defined in Section 10 of the Employment Agreement) occurs within twelve months of the Employee’s Separation from Service Date, then Employee shall be entitled to an additional $223,660 paid ratably over a 12 month period, which shall commence on January 1, 2009, an additional two times the Employee’s target annual bonus, based on her compensation immediately prior to her Separation from Service and paid in a lump sum in January 2009, together with up to an additional 12 months of employer paid COBRA continuation coverage (or if applicable, payments in lieu thereof), all as provided in Section 11(D) of the Employment Agreement. Notwithstanding anything in this Plan to the contrary, CuraGen and Employee may mutually agree to pay all or a portion of the Employee’s severance pay benefits specified in this paragraph 4.d. prior to the time specified in this Agreement, but only to the extent such acceleration is not prohibited under Code Section 409A.

e)	The provisions of this paragraph 4 shall constitute an election as to form of payment in accordance with Section 3.02 of IRS Notice 2006-79, as subsequently may be modified, and a modification of the applicable provisions of the Employment Agreement to permit such election and to restrict the events on which such severance shall be paid to involuntary severance.

5. Additional Consideration. In addition to the salary continuation and other benefits identified in the Employment Agreement and in consideration for Employee signing this Agreement and General Release, CuraGen agrees:

a)	To pay to Employee after the determination in January 2008 and on or before March 15, 2008, her 2007 Executive Incentive Target cash bonus, in an amount equal to the greater of 1) 100% of target; or 2) consistent with the percentage of target attributed to the Executive Management team as approved by the Compensation Committee of the Board of Directors in January 2008.

b)	To pay to Employee after the determination in January 2008 and on or before March 15, 2008, any additional cash bonus consistent with the percentage paid to the Executive Management team, as approved by the Compensation Committee of the Board of Directors in January 2008, as it relates to the achievement of the net cash goal for 2007;

c)	The amounts listed above in 5.a. and 5.b. will be paid in one installment, minus appropriate withholdings and deductions once the following has occurred: 1) The

Compensation Committee of the Board of Directors has approved the payments; 2) the Company’s receipt of Employee’s executed Agreement and General Release; 3) the expiration of the seven day revocation period set forth below; and 4) the Company’s receipt of the letter signed by Employee in the form attached hereto as Exhibit A more than seven (7) calendar days after the execution of the Agreement and General Release;

d)	To pay to Employee the cash value of 9,895 restricted shares at the closing price on December 31, 2007. This amount will be paid within one week after the following has occurred: 1) the Company’s receipt of Employee’s executed Agreement and General Release; 2) the expiration of the seven day revocation period set forth below; and 3) the Company’s receipt of the letter signed by Employee in the form attached hereto as Exhibit A more than seven (7) calendar days after the execution of the Agreement and General Release.

e)	To provide Employee with outplacement services through a resource of the Employee’s choice at a cost not to exceed $10,000. The Employee will have 12 months from December 31, 2007 to locate, make payment, and request reimbursement for this service.

6. No Consideration Absent Execution of this Agreement. Employee understands and agrees that Employee would not receive the monies and/or benefits specified in Paragraphs 4 and 5 above, except for her execution of this Agreement and General Release and the fulfillment of the promises contained herein.

7. General Release of All Claims. Except with respect to benefit claims that are accrued but not paid on the date of this Agreement under the express terms of the “Designated Company Employee Benefit Plans” (as defined below) as in effect on such date, and to which the Employee is entitled thereunder in the ordinary course, Employee knowingly and voluntarily releases and forever discharges CuraGen Corporation, its parent, affiliates, subsidiaries, divisions, predecessors, successors and assigns and the current and former employees, attorneys, officers, directors, partners and agents thereof, both individually and in their official capacities (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted and unasserted, which Employee has or may have against Releasees as of the date of her execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964;

•	Sections 1981 through 1988 of Title 42 of the United States Code;

•	The Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan);

•	The Immigration Reform and Control Act;

•	The Americans with Disabilities Act of 1990;

•	The Age Discrimination in Employment Act of 1967 (“ADEA”);

•	The Workers Adjustment and Retraining Notification Act;

•	The Fair Credit Reporting Act;

•	The Sarbanes-Oxley Act of 2002;

•	Connecticut Fair Employment Practices Act, Conn. Gen. Stat. § 46a-51 et seq.;

•	The Connecticut Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim, Conn. Gen. Stat. § 3 l-290a;

•	Connecticut Family and Medical Leave Act, Conn. Gen. Stat. § 31-51 kk et seq.;

•	The Connecticut Whistleblower Law, Conn. Gen. Stat. § 31-51m;

•	The Connecticut Free Speech Law, Conn. Gen. Stat. § 31-51q;

•	Connecticut Wage Hour and Wage Payment Laws, as amended;

•	Connecticut OSHA, as amended;

•	Any other federal, state or local civil or human rights law or any other federal, state or local law, regulation or ordinance;

•

Any obligation or claim arising under any public policy, contract (express or implied, written or oral), tort, or common law, including but not limited to, wrongful discharge, defamation, emotional distress, misrepresentation and/or obligations arising out of any of CuraGen’s employment policies or practices, employee handbooks and/or any statements by any employee or agent of CuraGen whether oral or written; and

•	Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in connection with Employee’s termination of employment and/or consideration of this Agreement and General Release.

Solely for purposes of this Paragraph 7, the term “Designated Company Employee Benefit Plans” shall mean the CuraGen Corporation group medical and dental benefits plan, and vested exercise rights under the terms of any stock option plan. Furthermore, no provision in this paragraph 7 shall cause Employee to either waive or release any rights that Employee may have to enforce the terms of this Agreement and General Release.

8. Affirmations.

Employee affirms that she has not filed, caused to be filed, or presently is a party to any claim, lawsuit or other action against CuraGen in any forum or form.

Employee also affirms that she has been paid and/or has received all compensation, wages, bonuses, commissions, stock options and/or benefits to which she may be entitled, except as provided in this Agreement and General Release. Employee affirmatively waives any right to salary continuation or other benefits contained in the Employment Agreement except as provided in this Agreement and General Release OR for those identified in Paragraph 11(C) and 11(D). Employee acknowledges that she continues to be bound by the terms of the Employment Agreement including, but not limited to, the requirements of Paragraphs 6, 7, 8 and 12 of the Employment Agreement.

Employee further affirms that she has no known workplace injuries or occupational diseases. Employee affirms that she has been granted all leaves (paid and unpaid) to which she was entitled under the state or federal Family and Medical Leave Act and that she has not been discriminated against or retaliated against due to her exercise of rights, if any, under the state and/or federal Family and Medical Leave Act. Employee affirms that following Employee’s termination of employment, Employee will provide information, assist and cooperate with CuraGen in executing CuraGen’s patent filings.

Employee affirms that she has not been retaliated against for reporting any allegations of wrongdoing or inappropriate conduct by CuraGen or its officers, including any allegations of corporate or financial fraud. Both parties to this Agreement acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state of local governmental agency. To the extent permitted by law, Employee agrees that if such an administrative charge is made, she shall not be entitled to recover any individual monetary relief or other individual remedies. Employee further acknowledges and affirms that should she commence, or become a party to, any lawsuit against CuraGen filed in federal or state court, she waives her right to any monetary recovery or damages, including attorneys’ fees.

9. Confidentiality and Return of Property. Employee agrees not to disclose any information regarding the existence or substance of this Agreement and General Release, except to her spouse, tax advisor, and/or an attorney with whom Employee chooses to consult regarding her consideration of this Agreement and General Release.

Employee affirms that she has not divulged any proprietary or confidential information of CuraGen and that she will continue to maintain the confidentiality of such information consistent with CuraGen’s policies and the common law

Employee affirms that she has returned all of company property, documents, and/or any confidential information in her possession or control. Employee agrees to deliver to CuraGen without copying or reproducing: 1) all documents, files, notes, memoranda, manuals, computer disks, computer databases, computer programs and/or other storage medium within Employee’s possession or control that reflect any trade secrets, proprietary information or other confidential information; and 2) all items or other forms of CuraGen’s property and/or equipment within Employee’s possession or control, including but not limited to keys, credit cards, furniture, electronic equipment and vehicles. Immediately upon Employee’s execution of this Agreement and General Release or at any time CuraGen otherwise requests, Employee also agrees to delete any proprietary or confidential information relating to CuraGen from any computer hard drive or computer system within Employee’s possession or control that is not located on CuraGen’s premises. Nothing in this paragraph will prevent Employee from retaining any documents in her possession or control concerning his or her employee benefits and/or her compensation.

Employee also affirms that she is in possession of all of Employee’s property that Employee had at CuraGen’s premises and that CuraGen is not in possession of any of her property.

10. Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the state of Connecticut without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement and General Release, either party may institute an action specifically to enforce any term or terms of this Agreement and General Release and/or to seek any damages for breach. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect.

11. Nonadmission of Wrongdoing. The parties agree that neither this Agreement and General Release nor the furnishing of the consideration for this Agreement and General Release shall be deemed or construed at any time for any purpose as an admission by CuraGen of wrongdoing or evidence of any liability or unlawful conduct of any kind.

12. Severability. Should any provision or language in this Agreement and General Release other than the general release of all claims be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision or language shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect.

13. Section 409A. It is intended that all payments made under the terms of this Agreement come within exceptions to Section 409A of the Internal Revenue of 1986, as amended (Section 409A), including transition guidance issued thereunder. This Agreement and all related documents shall be interpreted and administered in accordance with that intention. However, if any amount payable under this Agreement is determined to be subject to Section 409A, then any amount to be paid or provided to the Employee in connection with a separation from service at a time when she is considered a specified employee within the meaning of Section 409A shall not be made until the date that is six months and one day following such Separation from Service, or in a lump sum to her estate upon her earlier death.

14. Amendment. This Agreement and General Release may not be modified, altered or changed except in writing and signed by both parties wherein specific reference is made to this Agreement and General Release.

15. Entire Agreement. This Agreement and General Release sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties except for the Employment Agreement and the CuraGen Confidentiality Agreement previously executed and agreed to by Employee. Employee acknowledges that she has not relied on any representations, promises, or agreements of any kind made to her in connection with her decision to accept this Agreement and General Release, except for those set forth in this Agreement and General Release.

EMPLOYEE IS ADVISED THAT SHE HAS TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND GENERAL RELEASE. EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE MAY REVOKE HER ACCEPTANCE OF THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DATE EMPLOYEE SIGNS THIS AGREEMENT AND GENERAL RELEASE. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO NATHALIE RICHARD, DIRECTOR OF HUMAN RESOURCES, AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT AND GENERAL RELEASE.” THE REVOCATION MUST BE PERSONALLY DELIVERED TO MS. RICHARD, OR MAILED TO MS. RICHARD AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS SHE HAS OR MIGHT HAVE AGAINST RELEASEES AS SET FORTH IN PARAGRAPH 7 ABOVE.

The parties knowingly and voluntarily sign this Agreement and General Release as of the date(s) set forth below:

CURAGEN CORPORATION

By:	/s/ Elizabeth A. Whayland	By:	/s/ Timothy M. Shannon
Elizabeth A. Whayland		Name: Timothy M. Shannon Title: President & CEO

Date: 12-27-07		Date: 12.14.07